Exhibit 99.1

[Level 3 Logo]

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Jennifer Daumler		Sandra Curlander
	720-888-3356		720-888-2501

Level 3 Completes Offering of $880 Million

of 10% Convertible Senior Notes

BROOMFIELD, Colo., April 5, 2005 — Level 3 Communications, Inc. (NASDAQ:LVLT) announced today that it has completed its previously announced offering of $880 million aggregate principal amount of 10% convertible senior notes due 2011.

The following institutional investors purchased notes, either on behalf of their advisory clients, for the account of their affiliates or for their own account: Southeastern Asset Management; Davis Selected Advisers, L.P.; Fairfax Financial Holdings; Legg Mason Opportunity Trust; Markel Corporation; MSD Capital, L.P.; and The Torray Companies.

The notes will mature in 2011 and pay 10 percent annual cash interest. After January 1, 2007, the notes will be convertible, at the option of the holders, into common stock at a conversion price of $3.60.

Level 3 intends to use the net proceeds from the offering for general corporate purposes, including possible acquisitions, working capital, capital expenditures, debt refinancings and debt repurchases. The company incurred offering expenses of approximately $2 million.

The convertible notes rank pari passu with all of the company’s senior unsecured indebtedness. Pro forma for this transaction, the company had approximately $1.66 billion in cash and marketable securities as of December 31, 2004.

A shelf registration statement relating to the notes has been declared effective by the Securities and Exchange Commission. Offers and sales of the notes were made by the related prospectus and prospectus supplement.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are offered by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3’s network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company’s existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

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